Exhibit 99.1

O-I Reports Second Quarter and First Half Results

Second quarter results meet management’s expectation; closing the gap with improved quarter-over-quarter comparisons

Toledo, Ohio, July 26, 2006 - Owens-Illinois, Inc. (NYSE:OI) today reported its second quarter 2006 financial results.

“Although we expected the second quarter to be difficult, we are still disappointed that our second quarter results were lower compared with the prior year. We are encouraged, however, by our progress in closing the quarter-over-quarter performance gap, which is even more pronounced when adjusting for the final wind-down of our Australian plastics business. We believe that we are making fundamental improvements in our business that, while challenging in the short term, will better position O-I for the long term,” said Steve McCracken, O-I Chairman and Chief Executive Officer.

Second Quarter Highlights:

— Net earnings of $0.24 per share (diluted) vs. $0.53 per share (diluted) in 2005.

— Net earnings, exclusive of the unusual items listed in Note (1), were $0.31 per share vs. $0.56 per share in 2005

	2nd Quarter 2006		2nd Quarter 2005
	$ Millions	EPS	$ Millions	EPS
Net earnings	$ 42.6	$ 0.24	$ 86.2	$ 0.53
Net earnings exclusive of items listed in Note (1)	54.0	0.31	90.2	0.56

—           Second quarter 2006 marks the second successive quarter of reduction in unfavorable earnings comparisons to prior periods.

—         Management working capital (defined below) at 22.0% of last twelve months net sales this year vs. 24.4% last year demonstrates continued progress.

—         Free cash flow (defined below) was a use of $15.0 million in the second quarter of 2006, compared with a use of $30.7 million in the second quarter of 2005.

—         Asbestos metrics improved further in the quarter, with cash payments declining from $40.8 million to $39.7 million, deferred amounts payable declining by $3.0 million, significantly lower new filings and significant reduction in cases pending.

—         Continued growth in core plastics packaging, combined with the completion of the wind-down of the Australian plastics business, have created opportunity to drive improved results going forward.

—         The Company’s financial flexibility was significantly improved by the refinancing of the Senior Secured Credit Facility during the quarter. The new facility is larger, less expensive, extends maturities, allows greater access to foreign currency borrowings, has more favorable covenants compared to the previous facility, and provided the financing to redeem $150 million of Senior Notes due 2009.

—         European SAP implementation continues to progress with four of twelve countries now running SAP and a fifth country scheduled to “go-live” in the third quarter.

Reconciliation of Second Quarter 2006 Earnings to Second Quarter 2005

Earnings per share, excluding the items listed in Notes (1) and (2) as presented below, were $0.31 per share (diluted) for the second quarter of 2006 compared with $0.57 per share (diluted) for the second quarter of 2005. The major factors contributing to the net $0.26 per share decline were as follows:

		EPS
2005 EPS exclusive of items listed in Note (1)		$ 0.56

Exclude 2005 non-operating items:
•	2004 impact of 2005 BSN depreciation adjustment	(0.04)
•	Reduction of NOL tax benefit in Ohio	0.05

2005 EPS exclusive of unusual and non-operating items		$ 0.57

Reconciling items:
•	Price and product sales mix	$ 0.31
•	Productivity, production volumes and cost savings	0.06
•	Cost savings from European capacity rationalization	0.04
•	Unit sales volume	0.01
•	Energy cost inflation	(0.21)
•	Raw material and other inflation	(0.19)
•	Effective tax rate	(0.05)
•	Operating expenses	(0.05)
•	Pension expense	(0.04)
•	European integration costs	(0.03)
•	Winding down of Australia plastics business	(0.03)
•	Interest expense	(0.02)
•	Currency translation	(0.02)
•	Stock option expense (FAS No. 123R)	(0.01)
•	Minority share owners’ interests	(0.01)
•	All other - net	(0.02)

Total reconciling items		$ (0.26)

2006 EPS exclusive of unusual and non-operating items		$ 0.31

Consolidated Net Debt and Free Cash Flow

Consolidated net debt at June 30, 2006 was $5,260.0 million, compared with $4,998.5 million at December 31, 2005 and $5,397.5 million at June 30, 2005.  The increase of $261.5 million for the first six months of 2006 principally reflects the normal seasonal increase in working capital and the cash impact of inflationary cost increases, as previously communicated.

Consolidated net debt at June 30, 2006 represents a decrease of $137.5 million from June 30, 2005, reflecting strong cash flow generation in the second half of 2005 coupled with lower capital spending thus far in 2006.

	$ Millions
	06/30/06	12/31/05	06/30/05
Consolidated debt	$ 5,575.8	$ 5,297.0	$ 5,380.8
European receivables securitization			228.5	(a)
Cash and short-term investments	(315.8)	(298.5)	(211.8)
Net debt	$ 5,260.0	$ 4,998.5	$ 5,397.5

(a) Off balance sheet prior to December 2005.

Summarized cash flows for the second quarter 2006 vs. second quarter 2005 were as follows:

	$ Millions
	Three months ended
	06/30/06	06/30/05
Cash provided by operating activities	$ 55.9	$ 78.5
Additions to property, plant and equip.	(70.9)	(109.2)

Free Cash Flow	$ (15.0)	$ (30.7)
Divestitures/asset sales	4.5	(30.1)
Debt-related hedging activity	(2.5)	(81.6)
Convertible preferred dividends	(5.3)	(5.3)
Payment of finance fees	(12.3)	(0.6)
Issuance of common stock and other	1.2	11.5
Increase in short-term investments	13.2	0.5

Cash effects on net debt	$ (16.2)	$ (136.3)
Capitalized lease obligations	(5.1)
Exchange rate fluctuations	(43.0)	22.6
Decrease (increase) in carrying value Of swapped debt	9.0	(28.8)

Non cash effects on net debt	$ (39.1)	$ (6.2)

Increase in net debt	$ (55.3)	$ (142.5)

The principal factors behind the lower increase in net debt during the second quarter 2006, compared with the second quarter 2005 were: (a) lower capital spending in 2006; (b) lower debt-related hedging payments; and (c) the non-recurrence of a post-closing price adjustment related to the fourth quarter 2004 divestiture of the blow-molded plastic container business. In addition, management working capital (accounts receivable, plus inventory and repair parts, less accounts payable) at June 30, 2006 was 22.0% of net sales for the twelve months then ended, compared with 24.4% at June 30, 2005

Business Review

Glass Containers Segment — Increased selling prices and cost savings from European capacity rationalization partially offset inflationary cost impacts.

— Competitive pressures in China and portions of Europe, combined with contract limitations continued to limit price increase capabilities in the short term.

— Experienced some short-term customer service issues as the Company maintained its focus on tight cash control.

— Significant increases in machine and job changes.

— Elimination of lower margin pieces of business impacted volumes.

— Innovation continues to be a key area of focus throughout the organization.  Although at an early stage, new products are making small contributions to sales and earnings.

Segment Operating Profit of $220.2 million in the second quarter of 2006 for the Glass Containers Segment was $25.4 million, or 10.3% lower than the Segment Operating Profit for second quarter of 2005 of $245.6 million. The principal factors contributing to this $25.4 million decline were as follows:

		$ Millions
•	Price and product sales mix	$ 66.7
•	Cost savings from European capacity rationalization	9.0
•	Productivity, production volume and cost savings	8.4
•	Energy cost inflation	(43.4)
•	Raw material and other inflation	(36.9)
•	Pension expense	(6.6)
•	2004 impact of 2005 BSN depreciation adjustment	(6.5)
•	European integration costs	(6.2)
•	Operating expenses	(4.4)
•	Currency translation	(1.3)
•	Unit sales volumes	(0.7)
•	All other - net	(3.5)
		$ (25.4)

Plastics Packaging Segment — Higher production and shipment activity and improved manufacturing efficiencies substantially offset the impact of the exit from the Australian plastics business.

— Enrollment confusion among Medicare Part D participants is beginning to turn around.

— In our Prescription Products business we are seeing a mix shift to mail order as well as a rise in 90 day prescriptions in community retail pharmacies.

— Growth in proprietary products.

— Recent announcement of joint venture in Malaysia will facilitate growth opportunities in the Asia Pacific region.

Segment Operating Profit for the second quarter of 2006 for the Plastics Packaging Segment was $28.0 million, compared with $33.8 million in the second quarter of 2005, a reduction of $5.8 million.

The underlying progress in the strong Closure and Healthcare businesses has significantly offset the $7.0 million year-over-year unfavorable comparison related to the exit from the Australian Plastics business.  Excluding the quarter over quarter effects of the Australian plastics business of $7.0 million, the Plastics Packaging Segment reported Operating Profit $1.2 million better than the prior year.

A reconciliation of the second quarter 2006 versus second quarter 2005 Operating Profit for the Plastics Packaging Segment is as follows:

		$ Millions
•	Winding down of Australian plastics business	$ (7.0)
•	Productivity, production volume and cost savings	3.5
•	Unit sales volumes	2.0
•	Currency translation	0.2
•	Price and product sales mix	(0.3)
•	Energy cost inflation	(0.5)
•	Pension expense	(0.8)
•	Other inflation	(2.8)
•	All other - net	(0.1)
		$ (5.8)

Capital Spending

Capital spending for the second quarter of 2006 totaled $70.9 million, compared with $109.2 million for the year ago quarter.  The lower capital spending is principally due to the completion of the new glass container manufacturing facility in Windsor, Colo., in the fourth quarter of 2005.

Interest Expense

Interest expense in the second quarter of 2006 was $130.4 million versus $116.6 million in the second quarter of 2005. Included in the 2006 interest expense was $10.2 million for the write-off of unamortized finance fees related to the June 2006 refinancing of the Senior Secured Credit Facility.

Effective Tax Rate

Excluding the items presented in Notes 1 and 2, the Company’s effective tax rate in the second quarter of 2006 was 37.1%, compared with 28.3% for the second quarter of 2005.  The higher 2006 rate is principally due to the fact that the Company is not recording tax benefits on its losses in the United States.

Cash tax payments for the second quarter of 2006 amounted to $38.5 million compared with $29.9 million for the second quarter of 2005.

Asbestos

Asbestos-related cash payments to resolve cases and claims in the ordinary course were $36.7 million during the second quarter of 2006, down 10% compared with the second quarter of 2005.  In addition, the

Company used a portion of previously collected insurance proceeds to reduce the deferred amount payable on prior settlements by $3.0 million, bringing total asbestos-related cash payments in the quarter to $39.7 million.  The deferred amount payable was approximately $88 million at June 30, 2006, compared to approximately $91 million at December 31, 2005.

New filings during the quarter were approximately 31% lower than the prior year quarter. As of June 30, 2006, the number of pending asbestos-related lawsuits and claims was approximately 24,000, compared with approximately 32,000 at December 31, 2005. During the quarter, approximately 6,000 lawsuits were dismissed in Mississippi and Ohio on procedural grounds. The Company believes that a significant number of the currently pending cases have exposure dates after the Company’s 1958 exit from the business, for which the Company takes the position that it has no liability or are subject to dismissal because they were filed in improper forums. The Company anticipates that cash flows from operations and other sources will be sufficient to meet its asbestos-related obligations on a short-term and long-term basis.

Refinancing Activities

In June, the Company completed a new $1.7 billion Senior Secured Credit Facility.  The new facility affords significant enhancements to the flexibility of the Company’s financial profile.  It is 30% larger than the approximately $1.3 billion facility it has replaced. It includes a multi-currency $900 million revolving loan, which is 50% larger than the $600 million revolver in the former facility.   The new revolving loan facility, which matures in 2012, is less expensive, as the Company’s borrowing costs have declined 100 basis points versus the former facility.

The new facility also includes $800 million in fully funded term loans.  These loans provide the Company with currency borrowings in Australian dollars, Canadian dollars, Euros and U.S. dollars which reduces the Company’s need to hedge its U.S. dollar borrowings.  Approximately $350 million of these term loans mature in 2012, with the remaining approximately $450 million maturing in 2013.  The borrowing cost of the new term loan facility is unchanged from that of the former facility.

Proceeds from the new facility were used to fully retire the former senior secured credit facility in June as well as retire $150 million of the 8.875% Senior Secured Notes due 2009 in the third quarter of 2006.

The Company anticipates third quarter reported results will include a charge of approximately $7.5 million associated with the early retirement of the $150 million of 8.875% Senior Secured Notes, principally for the cash repurchase premiums and transaction expenses.

Six-Month Results

For the first six months of 2006, the Company reported earnings from continuing operations of $66.9 million or $0.36 per share (diluted) compared with $203.7 million, or $1.26 per share diluted for the first six months of 2005.  Earnings from continuing operations, excluding the items listed in Note (1), were $81.6 million or $0.45 per share for the first half of 2006, compared with $162.6 million or $1.00 per share for the comparable 2005 period. Results for the first half of 2005 also included several non-operating items presented in Note (2) below. Exclusive of these items, the Company earned $0.94 per share in the first half of 2005.

Outlook

“We expect to close the performance gap further, just as we did in this difficult second quarter. Our focus on the fundamentals of cost reduction, tight cash control and modest revenue growth should serve us well moving forward through 2006 and into 2007,” said McCracken.

Note (1)

		Three months ended
		June 30,
		2006	2005
Net earnings		$0.24	$0.53

Items that management considers not representative of ongoing operations, consistent with Segment Operating Profit:
1.	Loss from mark to market effect of natural gas hedge contracts (A)	0.01	0.03
2.	Write-off of finance fees	0.06

Net earnings before items that management considers not representative of ongoing operations		$0.31	$0.56

		Six months ended June 30,
		2006	2005
Net earnings		$0.36	$1.26

Items that management considers not representative of ongoing operations, (consistent with Segment Operating Profit):

1)	Gain on sale of Corsico, Italy, glass plant		(0.18)
2)	Gains from mark to mark effect of natural gas hedge contracts (A)	0.03	(0.08)
3)	Write-off of finance fees	0.06

	Net earnings before items that Management considers not representative of ongoing operations	$0.45	$1.00

(A)   Prior to April 1, 2005, mark-to-market adjustments for changes in the unrealized value of natural gas hedge contracts were reported in results of operations.  Beginning April 1, 2005, additional changes in the unrealized value of these contracts are being reported as changes in the Other Comprehensive Income component of share owners’ equity through the application of special hedge accounting.  The cumulative mark-to-market gain on the contracts that existed at April 1, 2005, will continue to impact reported energy costs until the last of those contracts expire in the fourth quarter of 2006. Both the non-cash gains reported prior to April 1, 2005, and the offsetting non-cash charges reported after that date are excluded from Segment Operating Profit.  The remaining non-cash charges in 2006 will be $1.6 million in the third quarter and $2.0 million in the fourth quarter.

Note (2)

Second Quarter 2005 Results - In addition to the items presented in Note (1), the second quarter 2005 results also included favorable adjustments of depreciation and amortization in connection with finalizing the fair values of the BSN Glasspack assets acquired in June 2004.  The difference between the estimated amounts recorded in 2004 and the final amounts related to 2004 accounted for a benefit of $0.04 per share in the second quarter.  Second quarter 2005 also included an additional tax expense of $0.05 per share to reduce net operating loss benefits in Ohio, where the corporate income tax is being phased out and replaced with a gross receipts tax.  Exclusive of these items, the Company earned $0.57 per share in the second quarter of 2005.

Six-Month 2005 Results - In addition to the items presented in Note (1) and the second quarter items described above, the six month 2005 results included first quarter favorable adjustments of $0.04 per share from a reduction of the Company’s accruals for self-insured risks and $0.03 per share from a reduction of the tax provision primarily to recognize changes in deferred taxes at several international subsidiaries, both recognized in the first quarter of 2005.  Exclusive of these items, the Company earned $0.94 per share in the first half of 2005.

Forward Looking Statements

This earnings release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) consolidation among competitors and customers, (10) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the performance by customers of their obligations under purchase agreements, and (13) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.

Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to supplement any particular forward-looking statements contained in this news release.

Company Profile

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and Latin America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs approximately 28,200 people and has 100 manufacturing facilities in 23 countries.  In 2005, annual revenues were $7.2 billion.  For more information, visit http://www.o-i.com.

Conference Call

As announced previously, a conference call to discuss the Company’s latest results will be held Thursday, July 27, 2006, at 8:30 a.m., Eastern Time.  A live webcast and a replay of the conference call will be available on the Internet at the O-I Web site (www.o-i.com). The conference call also may be accessed by dialing +1 888-733-1701 (U.S. and Canada) or 706-634-4943 (International) by 8:20 a.m. (Eastern Time) on July 27.  Ask for the O-I conference call.  A replay of the call will be available from approximately 11:30 a.m. (Eastern Time) on July 27 through 11:59 p.m. on August 4.  In addition to the O-I Web site, the replay also may be accessed by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (International).  The conference ID number to access the replay is 2966032.

Additional information

Certain additional information regarding second quarter sales, Segment Operating Profit and EPS comparisons to prior year is available at the O-I web site, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

CONTACT:   O-I, Kelley Yoder, 419-247-1388

Copies of O-I news releases are available at the O-I Web site at http://www.o-i.com; or at http://www.prnewswire.com.

# # #

OWENS-ILLINOIS, INC.
Condensed Consolidated Results of Operations
(Dollars in millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Revenues:
Net sales	$1,945.5	$1,852.7	$3,633.8	$3,516.0
Royalties and net technical assistance	3.9	3.9	7.8	8.3
Equity earnings	8.2	7.0	13.7	11.3
Interest	4.8	3.5	9.8	7.7
Other (a)	3.2	5.7	13.6	37.9
	1,965.6	1,872.8	3,678.7	3,581.2

Costs and expenses:
Manufacturing, shipping, and delivery (b)	1,585.6	1,474.9	2,970.6	2,763.4
Research and development	7.0	6.2	14.5	12.4
Engineering	9.3	9.5	18.0	19.7
Selling and administrative	134.6	119.0	263.9	236.2
Interest (c)	130.4	116.6	249.8	235.1
Other	9.0	6.6	15.5	13.4
	1,875.9	1,732.8	3,532.3	3,280.2

Earnings before items below	89.7	140.0	146.4	301.0

Provision for income taxes	37.2	45.5	60.5	81.9

Minority share owners’ interests in earnings of subsidiaries	9.9	8.3	19.0	15.4

Net earnings	$42.6	$86.2	$66.9	$203.7

Net earnings	$42.6	$86.2	$66.9	$203.7

Less convertible preferred stock dividends	(5.4)	(5.4)	(10.7)	(10.7)

Available to common share owners	$37.2	$80.8	$56.2	$193.0

Basic earnings per share of common stock	$0.25	$0.54	$0.37	$1.28

Weighted average shares outstanding (000s)	151,975	150,804	151,828	150,443

Diluted earnings per share of common stock:

Diluted earnings per share of common stock	$0.24	$0.53	$0.36	$1.26

Diluted average shares (000s)	153,960	153,141	154,002	152,783

(a)             Amount for six months ended June 30, 2005 includes a first quarter gain of $28.1 million (pretax and after tax) from the sale of the Company’s glass container facility in Corsico, Italy. The effect of this adjustment is an increase in earnings per share of $0.18.  The sale of the Company’s glass container facility in Castellar, Spain did not result in a gain;  the carrying value allocated to that facility, as part of the BSN acquisition, was adjusted to equal the sales proceeds.

(b)            Amount for three months ended June 30, 2006 includes a loss of  $1.6 million ($1.6 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this loss is a decrease in earnings per share of $0.01.

Amount for three months ended June 30, 2005 includes a loss of $7.0 million ($4.0 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this loss is a decrease in earnings per share of $0.03.

Amount for six months ended June 30, 2006 includes a loss of $5.1 million ($4.9 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this loss is a decrease in earnings per share of $0.03.

Amount for six months ended June 30, 2005 includes a gain of $21.4 million ($13.0 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this gain is an increase in earnings per share of $0.08.

(c)             Amount for three and six months ended June 30, 2006 includes a loss of $10.2 million ($9.8 million after tax) for the write-off of finance fees related to debt that was repaid prior to its maturity. The aftertax effect of this loss is a decrease in earnings per share of $0.06.

OWENS-ILLINOIS, INC.
Condensed Consolidated Cash Flows
(Dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Cash flows from operating activities:
Net earnings	$42.6	$86.2	$66.9	$203.7
Non-cash charges (credits):
Depreciation	118.2	111.6	234.4	240.9
Amortization of intangibles and other deferred items	6.7	5.4	14.1	13.1
Amortization of finance fees	3.8	4.2	7.8	8.4
Gain on sale of certain real property				(28.1)
Mark to market effect of natural gas hedge contracts	1.6	7.0	5.1	(21.4)
Other	7.3	9.4	18.2	(12.6)
Change in non-current operating assets	2.8	3.3	(11.9)	(7.7)
Asbestos-related payments	(39.7)	(40.8)	(80.7)	(86.3)
Change in non-current liabilities	(20.0)	(32.3)	(41.7)	(43.0)
Change in components of working capital	(67.4)	(75.5)	(307.9)	(318.8)
Cash provided by (utilized in) operating activities	55.9	78.5	(95.7)	(51.8)
Cash flows from investing activities:
Additions to property, plant, and equipment	(70.9)	(109.2)	(124.3)	(185.5)
Net cash proceeds (payments) related to divestitures and asset sales	4.5	(30.1)	7.6	150.4
Cash utilized in investing activities	(66.4)	(139.3)	(116.7)	(35.1)
Cash flows from financing activities:
Additions to long-term debt	789.4	343.9	916.2	441.6
Repayments of long-term debt	(729.2)	(241.2)	(782.8)	(403.7)
Increase in short-term loans	4.4	19.8	103.1	24.1
Net payments for debt-related hedging activity	(2.5)	(81.6)	(11.6)	(70.0)
Payment of finance fees	(12.3)	(0.6)	(12.3)	(0.8)
Convertible preferred stock dividends	(5.3)	(5.3)	(10.7)	(10.7)
Issuance of common stock and other	1.2	11.5	4.0	21.7

Cash provided by financing activities	45.7	46.5	205.9	2.2
Effect of exchange rate fluctuations on cash	1.8	(3.7)	4.6	(13.1)
Increase (decrease) in cash	37.0	(18.0)	(1.9)	(97.8)
Cash at beginning of period	207.7	198.1	246.6	277.9
Cash at end of period	$244.7	$180.1	$244.7	$180.1

OWENS-ILLINOIS, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	June 30,	Dec. 31,	June 30,
	2006	2005	2005
Assets
Current assets:
Cash, including time deposits	$244.7	$246.6	$180.1
Short-term investments, at cost which approximates market	71.1	51.9	31.7
Receivables, less allowances for losses and discounts	1,262.5	1,006.2	965.5
Inventories	1,017.3	940.4	1,057.8
Prepaid expenses	32.9	37.2	124.4

Total current assets	2,628.5	2,282.3	2,359.5

Investments and other assets:
Equity investments	100.0	114.9	108.1
Repair parts inventories	166.1	170.3	180.4
Prepaid pension	990.8	988.1	974.8
Deposits, receivables, and other assets	445.9	444.5	466.5
Goodwill	2,432.8	2,369.2	2,903.2

Total other assets	4,135.6	4,087.0	4,633.0

Property, plant, and equipment, at cost	6,323.7	6,146.0	6,115.7
Less accumulated depreciation	3,197.4	2,993.5	2,886.6

Net property, plant, and equipment	3,126.3	3,152.5	3,229.1

Total assets	$9,890.4	$9,521.8	$10,221.6

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$687.4	$278.3	$66.0
Current portion of asbestos-related liabilities	152.0	158.0	162.0
Accounts payable	865.4	843.0	753.3
Other accrued liabilities	556.7	542.6	532.9

Total current liabilities	2,261.5	1,821.9	1,514.2

Long-term debt	4,888.4	5,018.7	5,314.8
Deferred taxes	192.8	186.0	162.2
Nonpension postretirement benefits	282.6	277.1	276.4
Other liabilities	714.7	740.6	751.5
Asbestos-related liabilities	497.4	572.1	517.9
Minority share owners’ interests	186.5	181.5	169.8
Share owners’ equity:
Convertible preferred stock	452.5	452.5	452.5
Common stock	1.7	1.7	1.6
Capital in excess of par value	2,311.8	2,297.0	2,284.5
Treasury stock, at cost	(232.4)	(236.0)	(238.8)
Retained deficit	(1,499.2)	(1,555.4)	(782.4)
Accumulated other comprehensive loss	(167.9)	(235.9)	(202.6)

Total share owners’ equity	866.5	723.9	1,514.8

Total liabilities and share owners’ equity	$9,890.4	$9,521.8	$10,221.6

16

OWENS-ILLINOIS, INC.
Consolidated Supplemental Financial Data
(Dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Selected Segment Information

Net sales:
Glass Containers	$1,744.8	$1,641.2	$3,233.5	$3,104.3
Plastics Packaging	200.7	211.5	400.3	411.7

Consolidated net sales	$1,945.5	$1,852.7	$3,633.8	$3,516.0

Product Segment Operating Profit (a):
Glass Containers (b) (c)	$220.2	$245.6	$386.4	$447.9
Plastics Packaging	28.0	33.8	59.7	64.7
	248.2	279.4	446.1	512.6
Eliminations and other retained items	(31.3)	(19.3)	(54.6)	(33.7)

Segment Operating Profit	216.9	260.1	391.5	478.9

Sale of the Corsico, Italy glass container facility				28.1
Mark to market effect of natural gas hedge contracts	(1.6)	(7.0)	(5.1)	21.4
Consolidated Operating Profit	215.3	253.1	386.4	528.4
Interest income	4.8	3.5	9.8	7.7
Interest expense	(130.4)	(116.6)	(249.8)	(235.1)
Provision for income taxes	(37.2)	(45.5)	(60.5)	(81.9)
Minority share owner’s interests in earnings of subsidiaries	(9.9)	(8.3)	(19.0)	(15.4)

Net earnings	$42.6	$86.2	$66.9	$203.7

(a)             Operating Profit consists of consolidated net earnings before interest income, interest expense, provision for income taxes and minority share owners’ interests in earnings of subsidiaries.  Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company presents Operating Profit because management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to Operating Profit is net earnings (continuing operations).  The Company presents Segment Operating Profit because management uses the measure, in combination with selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to Consolidated Operating Profit to net earnings is included in the tables above.

(b)            Excludes a loss of $1.6 million and $5.1 million for the three months and six months ended June 30, 2006, respectively, from the mark to market effect of natural gas hedge contracts. Excludes a loss of $7.0 million and a gain of $21.4 million for the three months and six months ended June 30, 2005, respectively, from the mark to market effect of natural gas hedge contracts.

(c)             Amount for the six months ended June 30, 2005 excludes a gain of $28.1 million for the sale of the Company’s glass container facility in Corsico, Italy.

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